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                                                                      EXHIBIT 21


                            LIST OF SUBSIDIARIES OF
                             WESTPOINT STEVENS INC.

                                                                           % of Securities
                                                                                Owned by
Name                                        Incorporated                    Immed. Parent
----                                        ------------                   ---------------
HTG Falcon LLC                                Georgia                          80.62%
West Stevens Inc. I                           Delaware                           100%
  J.P. Stevens & Co., Inc.                    Delaware                           100%
      WestPoint Stevens (Canada) Ltd.         Canada                             100%
      J.P. Stevens Enterprises, Inc.          Delaware                           100%
  Alamac Holdings Inc.                        Delaware                           100%
  Liebhardt Inc.                              Delaware                           100%
WestPoint Stevens (Asia) Inc.                 British Virgin Islands             100%
  WestPoint Stevens (Japan) Inc.              Japan                              100%
WestPoint Stevens Stores Inc.                 Georgia                            100%
WestPoint Stevens (UK) Limited                England                            100%
  WestPoint Stevens (Europe) Limited          England                            100%
      Lexward Properties Limited              England                            100%
      P.J. Flower Inc.                        New Jersey                         100%
      DPC Associates Limited                  England & Wales                    100%
WPS Receivables Corporation                   Delaware                           100%
WPSI Inc.                                     Delaware                           100%